Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

February 26, 2015

Ampco-Pittsburgh Corporation Announces Results

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales for the fourth quarter of 2014 of $74,587,000 versus $77,055,000 for the fourth quarter of 2013, a 3.2% decrease. Sales for 2014 approximated $272,858,000 against $281,050,000 for 2013, a 2.9% decrease.

Income (loss) from operations for the three and twelve months ended December 31, 2014 approximated $(2,757,000) and $80,000, respectively, and includes a pre-tax charge of $4,487,000 for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries. Income (loss) from operations for the three and twelve months ended December 31, 2013 approximated $4,088,000 and $28,967,000, respectively, and for the twelve months ended December 31, 2013 includes a pre-tax credit of $16,340,000 for estimated additional insurance recoveries for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter of 2013.

The Corporation incurred a net loss for the three months and year ended December 31, 2014 of $2,043,000 or $0.20 per common share and $1,187,000 or $0.11 per common share, respectively, which includes an after-tax charge of $2,916,000 or $0.28 per common share for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries. For the three months December 31, 2013, the Corporation incurred a net loss of $1,500,000 or $0.14 per common share which includes an after-tax effect of $4,165,000 or $0.40 per common share associated with the charge the Corporation recorded to recognize an impairment of its investment in a forged-roll joint venture company located in China. For the year ended December 31, 2013, the Corporation earned net income of $12,437,000 or $1.20 per common share which includes an after-tax credit of $10,621,000 or $1.03 per common share for the estimated additional insurance recoveries offset by the after-tax charge of $4,165,000 or $0.40 per common share for the impairment of the Corporation’s investment in a forged-roll joint venture company for a net increase to net income of $6,456,000 or $0.63 per common share.

Sales and operating income for the Forged and Cast Engineered Products segment (formerly referred to as the Forged and Cast Rolls segment) for the quarter and year were less than the comparable prior year periods principally due to a lower volume of shipments attributable to a worldwide reduction in demand for rolls. Additionally, pricing and profit margins suffered due to the supply demand imbalance in the industry.

With respect to the Air and Liquid Processing segment, although sales for the quarter were comparable to the same period of the prior year, operating income, excluding asbestos-related activity discussed above, was less primarily due to product mix. For the year, sales and operating income, excluding asbestos-related activity discussed above, approximated those in 2013.

John Stanik, Ampco-Pittsburgh’s Chief Executive Officer commented, “The current state of the global roll market is concerning. The market demand for rolls in 2014 was disappointing mainly due to lower operating levels for the steel and non-ferrous industries. When this is combined with the current overcapacity for roll production and the customer demand for significantly lower prices, the overall effect on our business was a severe decline in financial performance. Ampco-Pittsburgh is taking steps to adjust its capacity, reduce costs and institute price increases in the immediate future.”

“Regarding the Air and Liquid Processing segment, our failure to grow in 2014 is less concerning. I believe these equipment businesses are strong and improving. As discussed in the release, mix was our primary issue in 2014.”

“Strategic planning is in full force. This effort will result in strategic and tactical action items to address growth and profitability in 2016 and beyond.”

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(Dollars in thousands except per share amounts)

		Three Months Ended December 31,		Year Ended December 31,
		2014	2013	2014	2013

Sales		$74,587	$77,055	$272,858	$281,050

Costs of products sold (excl. depreciation)		59,882	58,765	218,597	217,342
Selling and administrative		9,955	11,547	37,380	39,682
Depreciation		2,811	2,617	11,818	11,342
Charge (credit) for asbestos litigation	(1)	4,487	—	4,487	(16,340)
Loss on disposition of assets		209	38	496	57

Total operating expense		77,344	72,967	272,778	252,083

(Loss) income from operations		(2,757)	4,088	80	28,967
Other expense – net		(584)	(118)	(972)	(1,787)

(Loss) income before income taxes		(3,341)	3,970	(892)	27,180
Income tax benefit (provision)		1,539	2,145	766	(5,813)
Equity losses in Chinese joint venture	(2)	(241)	(7,615)	(1,061)	(8,930)

Net (loss) income	(3)	$(2,043)	$(1,500)	$(1,187)	$12,437

Earnings per common share:
Basic	(3)	$(0.20)	$(0.14)	$(0.11)	$1.20

Diluted	(3)	$(0.20)	$(0.14)	$(0.11)	$1.20

Weighted-average number of common shares outstanding:
Basic		10,426	10,364	10,405	10,358

Diluted		10,426	10,364	10,405	10,406

(1)	For 2014, charge represents estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries. For 2013, credit represents estimated additional insurance recoveries for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter.
(2)	Equity losses in Chinese joint venture for the three and twelve months ended December 31, 2013 includes a charge of $6,407 to recognize an impairment of the Corporation’s investment in a forged-roll joint venture company located in China.
(3)	Net loss for the three months and year ended December 31, 2014 includes an after-tax charge of $2,916 or $0.28 per common share for the estimated increase in the cost of asbestos-related litigation net of estimated insurance recoveries. Net loss for the three months ended December 31, 2013 includes an after-tax charge of $4,165 or $0.40 per common share to recognize an impairment of the Corporation’s investment in a forged-roll joint venture company located in China. Net income for 2013 includes an after-tax credit of $10,621 or $1.03 per common share for estimated additional insurance recoveries for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter, offset by an after-tax charge of $4,165 or $0.40 per common share to recognize an impairment of the Corporation’s investment in a forged-roll joint venture for a net increase to net income of $6,456 or $0.63 per common share.